UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2010

SOUTH JERSEY GAS COMPANY

(Exact Name of Registrant as Specified in Charter)

New Jersey	0-222111	21-0398330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One South Jersey Plaza, Route 54, Folsom, NJ         08037
     (Address of Principal Executive Offices)           (Zip Code)

(809) 561-9000
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 30, 2010, South Jersey Gas Company (the “Company”) issued $45 million aggregate principal amount of its Medium Term Notes, Series C, 2010-1, Tranche B due June 30, 2026 (the “Notes”).  The Notes were issued pursuant to a Note Purchase Agreement dated as of March 1, 2010 among the Company and certain institutional buyers (the “Note Purchase Agreement”) and under the Company’s Indenture of Trust dated as of October 1, 1998 between the Company and The Bank of New York Mellon, as trustee, as supplemented by four Supplemental Indentures, including that certain Fourth Supplement to Indenture of Trust dated as of February 26, 2010 (the “Fourth Supplemental Indenture”).  The Notes are serviced and secured by the Company’s pledged First Mortgage Bond dated September 15, 2005 in the principal aggregate amount of $100,000,000 issued under that certain Indenture of First Mortgage dated October 1, 1947 from the Company to The Bank of New York Mellon, as successor trustee to Guarantee Bank and Trust Company, as supplemented and amended.

The Notes bear interest at an annual rate of 4.93% payable semiannually on July 15 and January 15 of each year, commencing July 15, 2010.  On June 30, 2021 and on each June 30 thereafter through March 1, 2025, the Company will be required to prepay $7,500,000 principal amount (or such lesser principal amount as may then be outstanding) of the Notes at par and without payment of any premium.  The entire unpaid principal amount of the Notes shall become due and payable on June 30, 2026.  The Company may prepay at any time or from time to time all or any portion of the Notes, in an amount not less than 5% of the aggregate principal amount of all of the Notes then outstanding in the case of a partial prepayment, together with interest accrued thereon to the date of such prepayment as well as a “make-whole amount,” to be calculated as provided in the Note Purchase Agreement.

The proceeds from the sale of the Notes will be used to repay short-term indebtedness and for general corporate purposes, including funding capital expenditure requirements.

A copy of the form of Note is attached as Exhibit 4.1 hereto and is incorporated herein by reference.  The description of the Note is qualified in their entirety by reference to the full text of such documents.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Note.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH JERSEY GAS COMPANY

Dated: July 6, 2010	By:	/s/ David A. Kindlick
Name: David A. Kindlick Title: Senior Vice President and Chief Financial Officer